CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 74 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity Europe Capital Appreciation Fund, Fidelity France Fund, Fidelity Germany Fund, Fidelity Hong Kong and China Fund, Fidelity Japan Small Companies Fund, Fidelity Latin America Fund, Fidelity Nordic Fund, Fidelity Southeast Asia Fund, and Fidelity United Kingdom Fund, of our report dated December 18, 1997 on the financial statements and financial highlights included in the October 31, 1997 Annual Report to Shareholders of the aforementioned funds.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
December 18, 1997